Exhibit 99.1

01/19/15

Carlisle Companies Reports Preliminary Fourth Quarter 2014 Financial Information

CHARLOTTE, NORTH CAROLINA, January 19, 2015 - Carlisle Companies Incorporated (NYSE:CSL) announced today that, while preliminary unaudited results indicate that the Company will be reporting record net sales and net earnings for the full year ended December 31, 2014, certain unexpected circumstances at Carlisle Construction Materials (CCM) and Carlisle Brake & Friction (CBF) will negatively impact fourth quarter results. Following continued strong sales volume growth, CCM experienced lower sales volume growth in November and December due in part to the early onset of winter conditions in much of the United States, compounded by lower than anticipated demand and the negative impact of foreign currency fluctuations from the stronger U.S. dollar on its sales into Europe. As a result, net sales growth for the CCM segment will be in the mid-single digit percent range in the fourth quarter compared to 16% net sales growth in the prior quarter. For the full year 2014, sales growth at CCM is estimated to be in the high-single digit percent range.

In addition to lower than expected fourth quarter net sales growth, CCM’s EBIT (earnings before interest and income taxes) was negatively impacted by higher costs for plant startups,  product line closings, and higher operating costs.

Also in the fourth quarter 2014, net sales at CBF will decline modestly versus the prior year quarter due to the recent well publicized decline in demand in the agriculture markets, the continued malaise in the mining markets, and the negative impact of foreign currency fluctuations from the stronger U.S. dollar.  CBF incurred restructuring and severance costs during the fourth quarter 2014 in its continued efforts to better align its cost structure with current levels of customer demand.

As a result of lower than anticipated performance by CCM and CBF, Carlisle’s overall EBIT margin (EBIT as a percent of net sales) for the full year 2014 is expected to be level with the prior year.  Carlisle’s total net sales growth for 2014 is estimated to be in the high single digit percent range, including sales from the acquisition of LHi Technologies.

David A. Roberts, Chairman and Chief Executive Officer, said, “We had expected to end 2014 on a high note, but encountered lower demand in CCM and CBF. Nevertheless, 2014 will still be a very solid and record year for Carlisle.  Although CCM’s growth was slower than anticipated in the fourth quarter 2014, we remain bullish on the outlook for both re-roofing and new commercial construction and expect a tailwind from lower raw material costs.  2015 is expected to be another record year with continued sales and EBIT growth at our CCM, Carlisle Interconnect Technologies (CIT) and Carlisle FoodService Products (CFS) segments as well as improved EBIT performance at CBF.  In addition, the strategic actions we have taken to acquire LHi Technologies and our pending acquisition of the Liquid Finishing Brands business from Graco, Inc. further positions us as a manufacturer of high margin products.”

The results described in this release are preliminary and unaudited as the Company has not completed its financial close process for the quarter or year ended December 31, 2014. The Company will report its fourth quarter 2014 and full year 2014 results on February 5, 2015.

Conference Call

The Company will discuss this update on a conference call at 8 a.m. ET on Tuesday, January 20, 2015. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans”, “forecast” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com